As filed with the Securities and Exchange Commission on April 9, 1998

                                                   Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             CHENIERE ENERGY, INC.

            (Exact Name of Registrant as specified in its charter)

             Delaware                                95-4352386
     (State of incorporation)          (I.R.S. Employer Identification No.)

                         1200 Smith Street, Suite 1740
                          Houston, Texas  77002-4313
                    (713) 659-1361  (Address, including zip
              code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               Don A. Turkleson
                            Chief Financial Officer
                             Cheniere Energy, Inc.
                         1200 Smith Street, Suite 1740
                          Houston, Texas  77002-4312
                                (713) 659-1361
                         (Name, address, including zip
               code, and telephone number, including area code,
                             of agent for service)

                                  Copies to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                          Houston, Texas  77002-2778
                                (713) 225-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                             Proposed               Proposed
Title of each                                maximum                maximum
  class of                                   offering               aggregate          Amount of
securities to        Amount to be             price                offering          registration
be registered         Registered            per share                price               fee


Common Stock,
par value $.003
per share                3,805,804         $2.9375/(1)/         $11,179,549.25/(1)/    $3,297.97

Common Stock,
par value $.003
per share, to
be issued upon
exercise of
Warrants             1,770,000.66/(2)/     $2.9375/(3)/         $ 5,199,376.94         $1,533.82



Total                5,575,804.66              ---              $16,378,926.19         $4,831.79


/(1)/     Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq SmallCap Market on April 3, 1998 in accordance with Rule 457 under the Securities Act of 1933.

/(2)/     Represents the number of shares issuable upon the exercise of
     Warrants.

/(3)/     Estimated solely for the purpose of computing the amount of the registration fee, based on the exercise price of the Warrants in accordance with Rule 457(g).

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus                                                 Subject to Completion
----------                                                         April 9, 1998

                              5,575,804.66 SHARES
                             CHENIERE ENERGY, INC.

                                 COMMON STOCK


     This Prospectus covers 5,575,804.66 shares of Common Stock, $.003 par value (the "Common Stock" or the "Shares"), of Cheniere Energy, Inc. ("Cheniere Energy" or the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales, but it will receive payment for the exercise price of any Warrants and Options in the event that any of the Warrants or Options are exercised.

     The shares of Common Stock being registered pursuant to the registration statement of which this prospectus is a part include (i) 550,000 shares issued in connection with the transactions (the "Reorganization") contemplated in the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated April 16, 1996 between Cheniere Operating and Bexy Communications, Inc., to the initial subscribers for common stock of Cheniere Operating and their transferees, other than shares held by BSR Investments, Ltd. and William D. Forster, (ii) 898,500 shares issued in connection with the Reorganization to holders of common stock of Cheniere Operating issued in May and June 1996 pursuant to Regulation D, (iii) 1,993,971 shares issued during the period from July 1996 to April 1998 pursuant to Regulation D,(iv) 363,333 shares issued from August 1996 to December 1996 pursuant to Regulation S, (v) 141,666 and 2/3 shares issuable upon the exercise of warrants exercisable on or before June 14, 1999, at an exercise price of $3.00 per share, (vi) 68,000 shares issuable upon the exercise of warrants exercisable on or before May 15, 1999, at an exercise price of $3.00 per share, (vii) 12,500 shares issuable upon the exercise of warrants exercisable on or before August 8, 1998, at an exercise price of $3.125 per share, (viii) 100,000 shares issuable upon the exercise of warrants exercisable on or before September 1, 1999, at an exercise price of $3.125 per share, (ix) 64,500 shares issuable upon the exercise of warrants exercisable on or before June 14, 1999, at an exercise price of $3.00 per share, (x) 50,000 shares issuable upon the exercise of warrants exercisable on or before March 31, 2000, at an exercise price of $3.125 per share and (xi) 1,333,334 shares issuable upon the exercise of warrants exercisable on or before December 31, 2001, at an exercise price of $2.375 per share. For more information concerning the Shares and the transactions pursuant to which they were or will be issued, see "Issuance of Securities to Selling Stockholders" and "Description of Securities."

     The Selling Stockholders intend to sell the shares offered hereby from time to time in the Nasdaq SmallCap Market at prices prevailing therein, in individually negotiated transactions at such prices as may be agreed upon or a combination of such methods of sale, during the period following the effective date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock, except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Stockholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."


     The Company's Common Stock is traded on The Nasdaq SmallCap Market under the symbol "CHEX." The last reported sales price of the Common Stock on The Nasdaq SmallCap Market on April 3, 1998 was $3.00 per share.


                    --------------------------------------
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5,
                   FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.

                    --------------------------------------

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Stockholders.

                    --------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ----------------------------------------

          The date of this Prospectus is _____________________, 1998

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                            ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on The Nasdaq SmallCap Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:


     (1) The Company's Annual Report on Form 10-K for the year ended August 31, 1997, including the amendment thereto on Form 10-K/A;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997;

     (3) The Company's Current Report on Form 8-K dated August 28, 1997 (filed September 24, 1997);

     (4) The Company's Current Report on Form 8-K dated September 29, 1997 (filed October 10, 1997); and

     (5) The Company's Current Report on Form 8-K dated December 18, 1997 (filed December 18, 1997).

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Don A. Turkleson, Chief Financial Officer, Cheniere Energy, Inc., 1200 Smith Street, Suite 1740, Houston, Texas 77002-4312.

                                  THE COMPANY


     Cheniere Energy, Inc., a holding company ("Cheniere," together with Cheniere Operating (as defined below), the "Company"), is the owner of 100% of the outstanding common stock of Cheniere Energy Operating Co., Inc. ("Cheniere Operating"). References herein to the "Company" or "Cheniere" refer to Cheniere Energy, Inc. and its wholly owned subsidiary. Cheniere is a Houston-based company formed for the purpose of oil and gas exploration, and if warranted, development and exploitation. Cheniere is currently involved in a joint exploration program which is engaged in the exploration for oil and natural gas along the Gulf Coast of Louisiana, onshore and in the shallow waters of the Gulf of Mexico. The Company commenced its oil and gas activities through such joint program in April 1996.

     THE COMPANY HAS NOT YET ESTABLISHED OIL AND GAS PRODUCTION, NOR HAS IT BOOKED PROVEN OIL AND GAS RESERVES. The Company is currently a development stage enterprise with no operating revenues and no expectation of generating meaningful operating revenues before the latter part of calendar year 1998.

     Cheniere is involved with one major project, a joint exploration program pursuant to an Exploration Agreement between Cheniere and Zydeco Exploration, Inc. ("Zydeco"), an operating subsidiary of Zydeco Energy, Inc. (the "Exploration Agreement"), with regard to a proprietary 3-D seismic exploration project in southern Louisiana (the "3-D Exploration Program"). Cheniere owns a 50% interest in the 3-D Exploration Program. The 3-D seismic survey (the "Survey") covers 228 square miles within a 330 square-mile area running three to five miles north and generally five to eight miles south of the coastline in the most westerly 28 miles of Cameron Parish, Louisiana (the "Survey AMI"). Field acquisition of the seismic data was completed in July 1997, and the data is currently being interpreted.

     Cheniere has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. The Company's principal executive offices are located at 1200 Smith Street, Suite 1740, Houston, Texas 77002, and its telephone number is
(713) 659-1361.

                                 RISK FACTORS

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements as a result of known and unknown risks, uncertainties and other factors, including the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

FACTORS RELATING TO THE COMPANY

     Limited Operating History

     The Company has a limited operating history with respect to its oil and gas exploration activities which were commenced through a joint exploration program in April 1996 by Cheniere Operating. Following a reorganization with Bexy Communications, Inc. ("Bexy"), Cheniere Operating became a wholly-owned subsidiary of Cheniere on July 3, 1996. From inception (February 21, 1996) to November 30, 1997, the Company incurred a net loss of $2,053,697 and for the three-month period ended November 30, 1997, the Company incurred a net loss of $255,382. The Company is likely to continue to incur losses during the remainder of 1998, and possibly beyond, depending on whether it generates sufficient revenue from producing reserves acquired either through acquisitions or drilling activities.

     Limited Assets; No Proven Reserves or Current Production

     The Company has not yet established oil and gas production, nor has it booked proven oil and gas reserves. Currently, the Company's primary asset is its interest in a joint exploration program pursuant to the Exploration Agreement. Since almost all of the Company's assets are represented by the investment to date in the 3-D Exploration Program and additional amounts will be invested, the Company is highly dependent on the success of the 3-D Exploration Program.

     Need for Additional Financing

     The Company presently has no operating revenues and does not expect to generate meaningful operating revenues before the latter part of calendar year 1998. Additional capital will be required to pay for the Company's share of costs relating to the development of prospects the Company may wish to pursue, to exercise lease options, to acquire additional oil and gas leases and to drill wells on potential prospects, the total amount of which will be determined by the results of seismic operations and by the portion of the Company's 50% working interest that is retained. The Company anticipates that its share of these expenditures could exceed $6 million during the remainder of calendar 1998. In addition, the Company will need funds for the repayment of $4.0 million in short-term senior notes payable that will mature on or before September 15, 1998 as well as any accrued interest thereon. Should the Company choose to make an acquisition of producing oil and gas properties, it is likely that such an acquisition would require that some portion of the purchase price be paid in cash, and thus create the need for additional capital. Additional capital may be secured from a combination of funding sources that may include borrowings from financial institutions, debt offerings (which would increase the leverage of the Company and add to its need for cash to service such debt), additional offerings of Cheniere's equity securities (which could cause substantial dilution of the Common Stock), or sales of portions of Cheniere Operating's working interest in the prospects within the 3-D Exploration Program (which would reduce any future revenues from the 3-D Exploration Program). The Company's ability to raise additional capital will depend on its results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to the Company from any source or that, if available, it will be on terms acceptable to the Company.

     3-D Exploration Program Payments; Insufficient Capital

     In accordance with the terms of the Exploration Agreement, Cheniere has made seismic fund payments totaling $16.4 million and has earned a 50% interest in the seismic data. Zydeco is obligated under the terms of the Exploration Agreement to develop prospects from its analysis of the seismic data and to present such prospects to Cheniere for Cheniere's election as to participation. Should Cheniere elect to participate in a prospect proposed by Zydeco, Cheniere must make payment to Zydeco as a reimbursement of prospect expenses within 45 days of the date such expenses are billed by Zydeco. Cheniere Operating has in the past failed to make seismic fund payments when due. While Cheniere Operating has in such instances succeeded in obtaining waivers under, and amendments to, the Exploration Agreement extending the due dates for such payments, there can be no assurance that Cheniere Operating will successfully obtain similar amendments should it fail to make required payments to the 3-D Exploration Program in the future. Neither Cheniere Operating nor Cheniere currently has sufficient capital to meet its future payment obligations under the Exploration Agreement if it elects to participate in prospects proposed thereunder and there can be no assurance that Cheniere Operating or Cheniere will successfully secure the necessary funds.

     Lack of Liquidity of the Common Stock

     For January 1, 1998 through April 8, 1998, the average daily trading volume of the Common Stock of Cheniere was approximately 29,000 shares. The completion of the offering of the Common Stock provides no assurance that the trading market for the Common Stock will become more active. Cheniere is listed on The Nasdaq SmallCap Market.

     No Dividends

     Cheniere has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Cheniere's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

     Possible Issuance of Additional Shares; Shareholder Dilution

     Cheniere has 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of the Common Stock, having a par value of $.003 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $.0001 per share (the "Preferred Stock"). As of April 3, 1998, approximately 62.6% of the shares of the Common Stock remained unissued. Cheniere's Board of Directors has the power to issue any and all of such shares without shareholder approval. It is likely that Cheniere will issue shares of the Common Stock, among other reasons, in order to raise capital to sustain operations, to repay $4.0 million in short-term senior notes payable and/or to finance future oil and gas exploration projects. In addition, Cheniere has reserved 1,720,000 and 2/3 shares of the Common Stock for issuance upon the exercise of outstanding warrants and 651,444 and 2/3 shares of the Common Stock for issuance upon the exercise of outstanding options. Any issuance of the Common Stock by Cheniere may result in a reduction in the book value per share or market price per share of the outstanding shares of the Common Stock and will reduce the proportionate ownership and voting power of such shares. See "Description of Securities."

     Dependence on Key Personnel

     The Company is dependent upon its executive officers for its various activities. The Company does not maintain "key person" life insurance policies on any of its personnel nor does it have employment agreements with any of its personnel. The loss of the services of any of these individuals could materially and adversely affect the Company. In addition, the Company's future success will depend in part upon its ability to attract and retain additional qualified personnel. In addition to its officers, the Company currently has four full-time employees: one geophysicist, one geologist and two administrative assistants.

     Dependence on Industry Partners

     As the Company has few employees and limited operating revenues, the Company will be largely dependent upon industry partners for the success of its oil and gas exploration projects for the foreseeable future.

     Control by Principal Stockholders

     William D. Forster, Co-Chairman of the Board of Directors of the Company, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Co-Chairman of the Board of Directors of the Company, own in the aggregate approximately 36.0% of the outstanding Common Stock. Accordingly, it is likely that Mr. Forster and BSR will effectively be able to elect all of the directors of Cheniere and to control Cheniere's management, operations and affairs, including the ability to prevent or cause a change in control of Cheniere.

     Certain Anti-Takeover Provisions

     The Company's Certificate of Incorporation and By-laws and the Delaware General Corporation Law contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company. These provisions, among other things, authorize the Board of Directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require the Company to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with certain interested parties.

FACTORS RELATING TO THE OIL AND GAS INDUSTRY

     Operating Hazards and Uninsured Risks

     The oil and gas operations of the Company are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company's activities are also subject to perils specific to marine operations, such as capsizing, collision, and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In accordance with customary industry practices, the Company intends to maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates considered reasonable by the Company.

     Exploration Risks

     The Company's exploration activities involve significant risks. There can be no assurance that the use of technical expertise as applied to geophysical or geological data will ensure that any well will encounter hydrocarbons. Further, there is no way to know in advance of drilling and testing whether any prospect encountering hydrocarbons in the Survey AMI by the 3-D Exploration Program will yield oil or gas in sufficient quantities to be economically viable. In addition, the Company is highly dependent upon seismic activity and the related application of new technology as a primary exploration methodology. There can be no assurance that the 3-D Exploration Program's efforts will be successful.

     High Dependence upon Lease Acquisition Activities

     Both the United States Department of the Interior and the State of Louisiana award oil and gas leases on a competitive bidding basis and non-governmental owners of the onshore mineral interests within the Survey AMI are not obligated to lease their mineral rights to the 3-D Exploration Program except to the extent they have granted lease options to the 3-D Exploration Program. Other major and independent oil and gas companies having financial resources significantly greater than those of the 3-D Exploration Program may bid against the 3-D Exploration Program for the purchase of oil and gas leases. Accordingly, there can be no assurance that the 3-D Exploration Program or any other oil and gas venture of the Company will be successful in acquiring farmouts, seismic permits, lease options, leases or other rights to explore or recover oil and gas. Consequently, the proportion of the Survey AMI which could be subsequently explored through drilling would be reduced to the extent that the 3-D Exploration Program is not successful at such acquisitions.

     Lack of Diversification; Oil and Gas Industry Conditions; Volatility of Prices for Oil and Gas

     As an independent energy company, the Company's revenues and profits will be substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors: relatively minor changes in the supply of and demand for oil and gas; market uncertainty; political conditions in international oil producing regions; the extent of domestic production and importation of oil in certain relevant markets; the level of consumer demand; weather conditions; the competitive position of oil or gas as a source of energy as compared with other energy sources; the refining capacity of oil purchasers; and the effect of federal and state regulation on the production, transportation and sale of oil. It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on the Company's ability to obtain capital from lending institutions, industry participants, private or public investors or other sources.

     Intense Competition in Oil and Gas Industry

     The oil and gas industry is highly competitive. Most of the Company's current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than the Company and the 3-D Exploration Program. There can be no assurance that the Company or the 3-D Exploration Program will be able to compete effectively with such firms.

     Risks of Turnkey Contracts

     The Company anticipates that any wells to be drilled in which the Company will have an interest will be drilled by established industry contractors under turnkey contracts that limit the Company's financial and legal exposure. Under a turnkey drilling contract a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

     On a footage or day work basis, all risk and expense, including cost overruns, of drilling a well to total depths lies with the operator. Circumstances may arise where a turnkey contract is not economically beneficial to the Company or is otherwise unobtainable from proven industry contractors. In such instances, the Company may decide to drill, or cause to be drilled, the applicable well(s) on either a footage or day work basis and the drilling thereof will be subject to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. The Company would also be liable for any cost overruns attributable to downhole drilling problems that otherwise would have been covered by a turnkey contract had one been negotiated.

     United States Governmental Regulation, Taxation and Price Control

     Oil and gas production and exploration are subject to comprehensive federal, state and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. Failure to comply with such rules and regulations can result in substantial penalties and may adversely affect the Company. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in the Company's business, the extent of which cannot be predicted and which may require the Company to limit substantially, delay or cease operations in some circumstances. In most, if not all, areas where the Company may conduct activities, there may be statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. The Company plans to acquire oil and gas leases in the Gulf of Mexico, which will be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service (the "MMS"). The MMS strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could have a material adverse effect on the Company's operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy and Regulatory Commission ("FERC"). The FERC has in the past regulated the prices at which oil and gas could be sold. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could have a material adverse effect on the Company. In addition, the Company's operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection, including the Oil Pollution Act of 1990. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control, solid waste management, and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation will have a general adverse effect on the Company's operations.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares. Based on the current exercise price of the Warrants (as defined below), if all of the Warrants are exercised, the Company will receive proceeds of up to approximately $4,500,000. The Company expects to use any such proceeds for ongoing activities related to its 3-D seismic exploration project in Cameron Parish, Louisiana, working capital and/or general corporate purposes.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 8, 1998 by each Selling Stockholder.

                                                                       Amount of Shares Offered
                                                                              Hereby/(2)/
                                                                     -----------------------------
                                                                                     Shares of           Shares
                                                Shares Beneficially                 Common Stock       Beneficially
                                                    Owned Prior         Number       Underlying         Owned After
    Name of                                      to Offering/(1)/     of Shares      Warrants         the Offering/(2)/
    Selling                                                           of Common     to Purchase
  Stockholder                                    Number    Percent      Stock    Common Stock/(3)/     Number   Percent
  -----------                                    ------    -------      -----    -----------------     ------   -------
Adams, Dennis L.                                  50,000     *          50,000             0              0          0
Alba Limited                                      25,000     *               0        25,000              0          0
Apex Investment Fund Ltd.                        200,000    1.2        200,000             0              0          0
Arabella, S.A.                                   475,000    2.8              0       475,000              0          0
Astor, Laudimir Trust                             62,500     *          62,500             0              0          0
Bank Insinger de Beaufort                        100,000     *         100,000             0              0          0
Bemel & Ross Profit Sharing                       10,000     *          10,000             0              0          0
Blair, C.M.Foster, W.M. & Co.,Inc.                13,600     *               0        13,600              0          0
Borenstein, Richard                               35,833     *           2,500        33,333              0          0
Brander, Martin                                   15,000     *          15,000             0              0          0
Brandwynne, Jacqueline B.                        100,000     *         100,000             0              0          0
BSR Investments, Ltd.(4)                       2,768,667   16.5              0       166,667      2,602,000       15.5
Cinco de Mayo, Ltd.                               20,000     *          20,000             0              0          0
Cochran, Ronald W.                                20,000     *          20,000             0              0          0
Cullman, Joseph F. III                           217,917    1.3        201,250        16,667              0          0
Decoteau, Murry A., DDS                          100,000     *         100,000             0              0          0
Dixon, Peter T., Trustee for U/Art                35,000     *          35,000             0              0          0
Dixon, Peter T., Trustee for U/Art                35,000     *          35,000             0              0          0
East End Associates, Inc.                         66,666     *          66,666             0              0          0
Emerson, J. Steven IRA                            50,000     *          50,000             0              0          0
Ezralow, Bryan, TTEE                              30,000     *          30,000             0              0          0
Ezralow, Marc                                     30,000     *          30,000             0              0          0
Ezralow, Marshall, TTEE                           40,000     *          40,000             0              0          0
Finkelstein, Allen                                30,000     *          30,000             0              0          0
Forster, Gail Daly & John, TTEEs(5)              100,000     *         100,000             0              0          0
Forster, Gail Daly(6)                            137,917     *         121,250        16,667              0          0
Forster, William Family Trust(7)                 120,000     *         120,000             0              0          0
Fuerst, Kim                                      200,000    1.2        200,000             0              0          0
Gallizio, Giorgia Tiberio Trust                   13,500     *          13,500             0              0          0
Gallizio, Giovanni Enos                           12,000     *          12,000             0              0          0
Gallizio, Giovanni Trust                          20,000     *          20,000             0              0          0
Goot, Stephen B.                                  13,000     *          13,000             0              0          0
Great Heritage                                    50,000     *               0        50,000              0          0
Guildford Manor, Ltd.                            160,000    1.0        110,000        50,000              0          0
Hellmold, Ralph O.                            161,583.33    1.0         13,750    147,833.33              0          0
Hoemke, Beth                                      20,000     *          20,000             0              0          0
Howard Leemon                                      8,500     *               0         8,500              0          0
Hughes, Brendan                                   58,333     *          58,333             0              0          0
Israel, Robert I.                                 17,917     *           1,250        16,667              0          0
Johnston, Kim W., M.D.                            22,222     *          22,222             0              0          0
Kessler, Douglas W., P.C.                         17,917     *           1,250        16,667              0          0
Kessler, Paul L. IRA Rollover                     62,500     *          62,500             0              0          0
Koutsoubos, Ted                                   30,000     *          30,000             0              0          0
Lacemar Investments Corp.                         50,000     *          50,000             0              0          0
Leemon, Carolyn                                   21,250     *          12,750         8,500              0          0
Leemon, Howard, DDS, Benefit Plan                 32,500     *          32,500             0              0          0
Lessman, Andrew                                   50,000     *          50,000             0              0          0
Liipfert, Richard B.                              11,111     *          11,111             0              0          0
Mark, Alan & Charlene Mark, JTWROS                 3,000     *           3,000             0              0          0
Merback, Arden                                     9,000     *           9,000             0              0          0
MM&B Holdings, L.L.C.                            358,333    2.1         25,000       333,333              0          0
Moshen, Eli                                       11,000     *          11,000             0              0          0
Neel, John S., Jr.                                46,944     *          13,611        33,333              0          0
Ostis Ventures Ltd.                              100,000     *         100,000             0              0          0
Phillippine, Pierre                               18,000     *          18,000             0              0          0
Redliw Corp.                                      54,400     *               0        54,400              0          0
Reefs & Co., Ltd.                                 12,500     *               0        12,500              0          0
Reimer, Charles M.(8)                             20,000     *          20,000             0              0          0
Rivera, Joe                                       12,500     *          12,500             0              0          0
Robinson, Joe Sam Jr., M.D.                      173,819    1.0        115,486        58,333              0          0
Robinson, Mixon                                   50,000     *          50,000             0              0          0
Rover Enterprises, Ltd.                          200,000    1.2        200,000             0              0          0
Runnels, G. Tyler                                 50,000     *          50,000             0              0          0

                                                                          Amount of Shares Offered
                                                                                 Hereby/(2)/
                                                                        -----------------------------
                                                                                        Shares of           Shares
                                                   Shares Beneficially                Common Stock        Beneficially
                                                       Owned Prior         Number       Underlying         Owned After
    Name of                                         to Offering/(1)/     of Shares      Warrants         the Offering/(2)/
    Selling                                                              of Common     to Purchase
  Stockholder                                       Number    Percent      Stock    Common Stock/(3)/     Number   Percent
  -----------                                       ------    -------      -----    -----------------     ------   -------
Salton, Albin                                        35,833     *           2,500        33,333              0          0
Scorpion Energy Partners                             50,000     *          50,000             0              0          0
Shabati, Ofer                                        16,000     *               0        16,000              0          0
Smission, Hugh F., M.D.                             100,348     *          58,681        41,667              0          0
Smission, LaWahna                                    11,111     *          11,111             0              0          0
Souki, Ramez                                         13,333     *          13,333             0              0          0
Stephen R. Horn                                    8,333.33     *               0      8,333.33              0          0
Sturm, Alan                                         200,000    1.2        180,000        20,000              0          0
Sturm, Alan /Sturm, Lael Trust                       10,000     *               0        10,000              0          0
Sturm, Alan/Sturm, Ari Trust                         10,000     *               0        10,000              0          0
Sturm, Alan/Sturm, Marni Trust                       10,000     *               0        10,000              0          0
Sturm, Gisela                                        35,000     *          25,000        10,000              0          0
Van Straaten, Thomas Trust                           25,000     *          25,000             0              0          0
Vivaldi, Ltd.                                       120,000     *         120,000             0              0          0
Wagstaff, Michael J.                                 20,417     *           3,750        16,667              0          0
Western Slopes, Ltd.                                385,000    2.3        335,000        50,000              0          0
Whittier Energy, Inc.                                20,000     *          20,000             0              0          0
Williams, Walter L./(9)/                            180,000    1.1         30,000             0        150,000          *
Zimbalist, Efrem III/(10)/                           30,000     *          20,000             0         10,000          *

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of April 8, 1998 and assumes that there is outstanding an aggregate of 14,967,866 shares of Common Stock. Warrants and Options to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of April 8, 1998, are deemed to be outstanding for purposes of the individuals named in this chart. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the Company believes based on information furnished by the Selling Stockholders that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Assumes the sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."
(3)  All Warrants are immediately exercisable
(4) BSR Investments, Ltd. is a major shareholder of the Company, controlled by a relative of the Company's Co-Chairman, Charif Souki.
(6) Gail Daly Forster is the mother of William D. Forster, President, Co-Chairman of the Board of Directors of Cheniere.
(5) Gail Daly Forster and John Marshall Forster TTEEs u/a 8/22/78 by William H. Forster is a trust for the benefit of Mr. Forster's mother of which trust Mr. Forster is a 20% remainderman. Mr. Forster disclaims beneficial ownership of the shares of the Common Stock held by such trust.
(7) The William Forster Family Trust is a trust for the benefit of the descendants of Mr. Forster's father. Mr. Forster disclaims beneficial ownership of the shares of Common Stock held by such trust.
(8)  Charles M. Reimer is a director of the Company.
(9) Walter L. Williams is the President, Chief Executive Officer and a director of the Company.
(10) Efrem Zimbalist, III is a director of the Company.

                ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

     On July 3, 1996 Cheniere Operating consummated the transactions (the "Reorganization") contemplated in the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated April 16, 1996 between Cheniere Operating and Bexy Communications, Inc., a publicly held Delaware corporation ("Bexy"). Under the terms of the Reorganization Agreement, Bexy transferred its existing assets and liabilities to Mar Ventures Inc., its wholly-owned subsidiary ("Mar Ventures"), Bexy received 100% of the outstanding shares of Cheniere Operating (which aggregated 824.2422 common shares outstanding prior to a 10,000 to 1 stock split which was effected immediately prior to the Reorganization) and the former shareholders of Cheniere Operating received approximately 8,242,422 newly issued shares of Bexy common stock, representing 93% of the then issued and outstanding Bexy shares. Immediately following the Reorganization, the Original Bexy Stockholders held the remaining 600,945 (7%) of the outstanding Bexy stock. This stock split has been given retroactive effect in the financial statements. As a result of the completion of the share exchange a change in the control of the Company occurred. The transaction has been accounted for as a recapitalization of Cheniere Operating. In accordance with the terms of the Reorganization Agreement, Bexy changed its name to Cheniere Energy, Inc. Subsequently, the Company distributed the outstanding capital stock of Mar Ventures to the original holders of Bexy common stock.

     Since its inception, Cheniere Operating's primary source of financing for operating expenses and payments to the 3-D Exploration Program has been, originally, the sale of its equity securities, and since the reorganization with Bexy, funding from Cheniere through the sale of Cheniere's equity securities. Through August 31, 1997, $13.9 million of proceeds, net of placement fees, have been raised through the sale of equity, and $13.5 million of that amount was invested in the 3-D Exploration Program.

     From inception through the Reorganization, Cheniere Operating raised $2.9 million net of placement fees from the sale of common stock (which was exchanged for Common Stock following the Reorganization) to "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act")) pursuant to Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D"). The proceeds, together with cash balances, were used to fund Cheniere Operating's initial $3 million payment to the 3-D Exploration Program.

     Subsequent to the Reorganization and prior to August 31, 1996, the Company raised $2.0 million net of placement fees from the sale of Common Stock pursuant to Regulation D and Common Stock and warrants to purchase Common Stock pursuant to Regulation S promulgated under the Securities Act ("Regulation S"). Proceeds were used to fund a $1 million payment to the 3-D Exploration Program during August 1996.

     During fiscal year 1997, the Company raised $9.4 million net of placement fees from the sale of Common Stock to accredited investors pursuant to Regulation D and to offshore investors pursuant to Regulation S. During fiscal year 1997, $9.5 million was invested in the 3-D Exploration Program.

     In June 1996, Cheniere Operating borrowed $425,000 through a private placement of short-term promissory notes (the "Notes"). In connection with the placement of the Notes, Cheniere Operating issued warrants (the "June Warrants"), which following the Reorganization, were exchanged for an aggregate of 141,666 and 2/3 warrants to purchase shares of the Common Stock, to the holders of the Notes (the "Noteholders"), each of which warrants entitles the holder to purchase one share of the Common Stock at an exercise price of $3.00 per share at any time on or before June 14, 1999. The exercise price was determined at a 100% premium to the sale price of Cheniere Operating stock by private placement during May 1996, as the Company's stock was not publicly traded at that time. The Company satisfied all of its obligations under Notes in the aggregate principal amount of $210,000 by paying the accrued interest on such Notes and by agreeing to issue 105,000 shares of the Common Stock at a price of $2.00 per share to the holders of such Notes pursuant to Regulation D. In addition, an individual Noteholder (the "Remaining Noteholder") purchased several outstanding Notes following which such Noteholder held Notes in the aggregate principal amount of $215,000. In exchange for such notes, Cheniere Operating issued a new promissory note in the amount of $215,000 to the Remaining Noteholder, which Cheniere Operating paid on December 13, 1996. The Remaining Noteholder also received 64,500 warrants to purchase shares of the Common Stock in accordance with the terms of the original Note agreement. Such additional warrants have identical terms as the June Warrants, in accordance with the terms of the original Note Agreement. The Remaining Noteholder was not an affiliate of the Company.

     On December 15, 1997, the Company closed the private placement of a $4 million bridge financing, pursuant to which the Company issued senior term notes that mature on March 15, 1998, but whose maturity may be extended to September 15, 1998 at the option of the Company (the "Bridge Notes"). Interest on the Bridge Notes accrues at a rate equal to LIBOR plus four percent. The proceeds from the bridge financing are being used to fund the Company's ongoing activities relating to the 3-D Exploration Program in Cameron Parish, Louisiana and for general corporate purposes. The Company's payment of $2.9 million on December 31, 1997 completed the Company's payment obligation to earn a 50% interest in the 3-D Exploration Program.

     In connection with the foregoing bridge financing, the Company issued 100,000 shares of Common Stock and warrants to purchase 1,333,334 shares of Common Stock (the "Bridge Warrants"). The Company has exercised its option to extend the maturity of the Bridge Notes to September 15, 1998. Additional Bridge Warrants to purchase 266,667 shares of Common Stock will be issued with respect to each month that the Bridge Notes remain outstanding beyond March 15, 1998. The Bridge Warrants are exercisable, in whole or in part, at any time on or before December 31, 2001 at an exercise price of $2.375 per share. The Company may prepay the Bridge Notes at any time without penalty.

     In April 1998, the Company completed the private placement pursuant to Regulation D of 530,000 shares of Common Stock, resulting in net proceeds of approximately $1,000,000 which will be used for general corporate purposes.

                           DESCRIPTION OF SECURITIES

     Cheniere has 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of the Common Stock, having a par value of $.003 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $.0001 per share (the "Preferred Stock").

     The shares of Common Stock being registered pursuant to the registration statement of which this prospectus is a part include (i) 550,000 shares issued in connection with the transactions (the "Reorganization") contemplated in the Agreement and Plan of Reorganization (the "Reorganization

Agreement") dated April 16, 1996 between Cheniere Operating and Bexy Communications, Inc., to the initial subscribers for common stock of Cheniere Operating and their transferees, other than shares held by BSR Investments, Ltd. and William D. Forster, (ii) 898,500 shares issued in connection with the Reorganization to holders of common stock of Cheniere Operating issued in May and June 1996 pursuant to Regulation D, (iii) 1,993,971 shares issued during the period from July 1996 to April 1998 pursuant to Regulation D,(iv) 363,333 shares issued from August 1996 to December 1996 pursuant to Regulation S, (v) 141,666 and 2/3 shares issuable upon the exercise of warrants exercisable on or before June 14, 1999, at an exercise price of $3.00 per share, (vi) 68,000 shares issuable upon the exercise of warrants exercisable on or before May 15, 1999, at an exercise price of $3.00 per share, (vii) 12,500 shares issuable upon the exercise of warrants exercisable on or before August 8, 1998, at an exercise price of $3.125 per share, (viii) 100,000 shares issuable upon the exercise of warrants exercisable on or before September 1, 1999, at an exercise price of $3.125 per share, (ix) 64,500 shares issuable upon the exercise of warrants exercisable on or before June 14, 1999, at an exercise price of $3.00 per share,
(x) 50,000 shares issuable upon the exercise of warrants exercisable on or before March 31, 2000, at an exercise price of $3.125 per share and (xi) 1,333,334 shares issuable upon the exercise of warrants exercisable on or before December 31, 2001, at an exercise price of $2.375 per share. For more information concerning the Shares and the transactions pursuant to which they were or will be issued, see "Issuance of Securities to Selling Stockholders."

COMMON STOCK

     As of April 8, 1998, there were 14,967,866 shares of the Common Stock outstanding. All of such outstanding shares of Common Stock are fully paid and nonassessable. Each share of the Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of Cheniere out of assets legally available therefor and subject to the dividend obligations of Cheniere to the holders of any Preferred Stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Cheniere, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of Preferred Stock that at the time may be outstanding.

     The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the Common Stock. Each share of Common Stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of Common Stock have no right to cumulate their votes in the election of directors. See "Possible Anti-Takeover Provisions."

PREFERRED STOCK

     As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

     Cheniere has issued and outstanding certain warrants described herein (collectively, the "Warrants"). Cheniere is registering the Common Stock issuable upon the exercise of such Warrants pursuant to the registration statement of which this Prospectus is a part.

     Cheniere has issued and outstanding 141,666 and 2/3 warrants (collectively, the "June Warrants"), each of which entitles the registered holder thereof to purchase one share of Common Stock. The June Warrants are exercisable at any time on or before June 14, 1999, at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments). The June Warrants were originally issued by Cheniere Operating and were converted to warrants of Cheniere following the Reorganization. The June Warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. In connection with the payment of an additional promissory note to one such investor, Cheniere has issued to such investor an additional warrant to purchase 64,500 shares of the Common Stock (on the same terms as the June Warrants), in accordance with the terms of the original Note Agreement, which expires on June 14, 1999.

     In consideration of certain investment advisory and other services to the Company, pursuant to warrant agreements each dated as of August 21, 1996, Cheniere issued to C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp. warrants to purchase 13,600 and 54,400 shares of Common Stock, respectively (collectively, the "Adviser Warrants"). The Adviser Warrants are exercisable at any time on or before May 15, 1999 at an exercise price of $3.00 per share (subject to customary anti-dilution adjustments).

     In connection with the July and August 1996 placement of 508,400 shares of the Common Stock pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act"), Cheniere issued warrants to purchase 12,500 shares of Common Stock to one of two distributors who placed the shares (the "Commission Warrants"). Such Commission Warrants are exercisable on or before the second anniversary of the sale of the shares of Common Stock at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments).

     In August 1996, the Company sold 100,000 units, each unit consisting of 5 shares of Common Stock and a warrant to purchase one share of Common Stock. Each warrant is exercisable on or before September 1, 1999 at an exercise price of $3.125 per share (subject to customary anti-dilution adjustments).

     In December 1997, the Company issued Bridge Warrants to purchase 1,333,334 shares of Common Stock on or before December 31, 2001 at an exercise price of $2.375 per share. The Bridge Notes mature on March 15, 1998 and may be extended, at the option of the Company, to September 15, 1998. If the Company exercises its option to extend the maturity of the Bridge Notes, the Company has agreed to issue additional Bridge Warrants to purchase 266,667 shares of Common Stock with respect to each month that the Bridge Notes remain outstanding beyond March 15, 1998. However, the Common Stock issuable upon the exercise of any such additional Bridge Warrants may be issued by the Company upon an extension of the maturity of the Bridge Notes is not being registered pursuant to the registration statement of which this Prospectus is a part. See "Issuance of Securities to Selling Stockholders."

     In conjunction with a private placement of Common Stock in March 1997 the Company issued 50,000 warrants to a financial advisor. The warrants were issued in March 1998 at an exercise price of $3.125 per share and are exercisable on or before March 31, 2000.

     The Warrants do not confer upon the holders thereof any voting or other rights of a stockholder of Cheniere.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     The Amended and Restated Certificate of Incorporation of Cheniere (the "Charter") contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Cheniere and make removal of management of Cheniere more difficult.

     As described above, the Charter authorizes a class of undesignated Preferred Stock consisting of 5,000,000 shares. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cheniere.

     Cheniere is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Cheniere is currently subject to Section 203.

     In addition, William D. Forster, Co-Chairman of the Board of Directors of the Company, and BSR Investments, Ltd. ("BSR"), an entity under the control of a member of the immediate family of Charif Souki, Co-Chairman of the Board of Directors of the Company, own in the aggregate approximately 36.0% of the outstanding shares of the Common Stock. Accordingly, it is likely that Mr. Forster and BSR will have the ability to effectively prevent or cause a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.


                             PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby: (i) on the Nasdaq SmallCap Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

     The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company will keep this Registration Statement or a similar registration statement effective until the earliest to occur of (i) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have been disposed of in accordance with the plan of disposition indicated herein, (ii) the date that all securities registered pursuant to the Registration Statement of which this Prospectus is a part have become eligible for sale pursuant to Rule 144(k) under the Securities Act. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended August 31, 1997, have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


               SEC registration fee             $ 5,000
               Legal fees and expenses            8,000
               Accounting fees and expenses       1,000
               Miscellaneous expenses             5,000
                                                -------
               Total                            $19,000
                                                =======

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and By-laws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

     In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16.  Exhibits.

        Exhibits.

        4.1 Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement under the Securities Act of 1933 on Form S-1 filed on August 27, 1996 (File No. 333-10905))

        5.1    Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
        23.1   Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
               Exhibit 5.1)
        23.2   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
        24.1   Powers of Attorney (included on signature page)

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on April 9, 1998.

                              CHENIERE ENERGY, INC.

                              By: /s/ WALTER L. WILLIAMS
                                 -----------------------------------
                                  Walter L. Williams
                                  President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Walter L. Williams and Don A. Turkleson, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                        Title                       Date
         ---------                        -----                       ----

/s/ WALTER L. WILLIAMS           President, Chief Executive       April 9, 1998
----------------------------       Officer and Director
Walter L. Williams              (Principal Executive Officer)


/s/ DON A. TURKLESON              Chief Financial Officer         April 9, 1998
----------------------------     (Principal Financial and
Don A. Turkleson                    Accounting Officer)


/s/ WILLIAM D. FORSTER            Co-Chairman of the Board        April 9, 1998
----------------------------
William D. Forster


/s/ CHARIF SOUKI                  Co-Chairman of the Board        April 9, 1998
----------------------------
Charif Souki


/s/ KENNETH R. PEAK                       Director                April 9, 1998
----------------------------
Kenneth R. Peak


/s/ CHARLES M. REIMER                     Director                April 9, 1998
----------------------------
Charles M. Reimer


/s/ EFREM ZIMBALIST, III                  Director                April 9, 1998
----------------------------
Efrem Zimbalist, III

                               INDEX OF EXHIBITS

       5.1    Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
      23.1    Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
              Exhibit 5.1)
      23.2    Consent of Merdinger, Fruchter, Rosen & Corso, P.C.